Cancer Genetics Reports Fourth Quarter and Full Year 2018 Financial Results and Provides Strategic Business Updates

RUTHERFORD, N.J., April 16, 2019 — Cancer Genetics, Inc. (Nasdaq: CGIX), a leader in enabling precision medicine for immuno-oncology and genomic medicine through diagnostics, molecular markers and data solutions, today announced financial and operating results for the fourth quarter and full year ended December 31, 2018.

FOURTH QUARTER 2018 AND RECENT OPERATIONAL HIGHLIGHTS

●	Revenue increased sequentially by 15%, from $5.9 million in Q3 to $6.8 million in Q4, and decreased from $7.5 million in Q4 2017;
●	Gross margin increased sequentially by 17 percentage points from 22% in Q3 to 39% in Q4, and 9 percentage points from 30% in Q4 2017;
●	Signed new contracts in Q4 with estimated revenue potential of up to approximately $9.8 million for biopharma and discovery/preclinical services;
●	Completed the consolidation of lab operations from Los Angeles to east coast facilities, realizing more than $4 million in annualized operating cost savings;
●	Strengthened management team with appointment of Glenn Miles as Chief Financial Officer and William Finger as Executive Vice President, Precision Medicine and Pharma Services;
●	Entered strategic partnership with Genecast Biotechnology to commercialize the Tissue of Origin® (TOO) Test in China; the project is now in the implementation phase with a planned start in Q3 2019;
●	Partnered with Cellaria to develop precision medicine tools to support cancer therapeutic research with biopharma customers;
●	Raised gross proceeds of $6.5M through public offerings of common stock in January 2019.

John A. Roberts, Chief Executive Officer of Cancer Genetics said, “In 2018, we focused on executing our transformation strategy to lower our costs and position our business to capitalize on the growing biopharma services industry, which leverages our expertise and quality systems to support innovative immuno-oncology drug development through precision oncology tests and services.

We are extremely pleased with the progress made during the fourth quarter as we continued to execute on our objectives for 2018. During the quarter, we began to recognize the benefits of our consolidation initiatives by relocating our operations to the east coast. This relocation was implemented throughout 2018, and completed at the end of Q3 on time and on budget. As we have reported previously, we expect the consolidation initiatives to collectively reduce total expenses by more than $4 million on an annualized basis while we incurred approximately $2.3 million of restructuring costs in 2018. Overall, we believe that we are well positioned to continue executing on our key strategic and operational objectives as we work to grow revenue and accelerate our path to profitability.”

Mr. Roberts continued, “We signed multiple contracts with biopharma customers, which reinforces our optimism about our ability to grow our discovery and biopharma services businesses. In the fourth quarter of 2018, we signed 105 new contracts for discovery and biopharma services with anticipated future revenue of up to approximately $9.8 million, and we completed the year with up to approximately $38 million in signed contracts having revenue yet to be recognized. Our partnership with Cellaria is focused on developing extensive precision medicine tools and platform technologies in our discovery business unit for development of oncology medicines. We also entered into a collaboration agreement with Genecast Biotechnology to expand the availability of the Tissue of Origin® (TOO) Test by marketing, distributing and selling it in China.”

Recently, we raised gross proceeds of $6.5 million through two public offerings, which we believe provide the Company with greater financial stability. We remain committed to enhancing our unique test and service offerings that will help us expand our business overall, and our biopharma business in particular.”

The Company filed its Annual Report on Form 10-K for the year ended December 31, 2018 today with the Securities and Exchange Commission. The audited financial statements contain a going concern qualification paragraph in the audit opinion from its independent registered public accounting firm. The Company also disclosed it had a Material Weakness in Internal Controls over Financial Reporting at December 31, 2018. See further discussion in Note 2 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K.

The Company continues to engage Raymond James & Associates, Inc. as a financial advisor to assist with evaluating options for the Company’s strategic direction. These options may include raising additional capital, the acquisition of another company and / or complementary assets, the sale of the Company, or another type of strategic partnership.

The Company’s Board of Directors is committed to evaluating all potential strategic opportunities and to pursuing the path most likely to create both near- and longer-term value for Cancer Genetics’ shareholders.

FOURTH QUARTER 2018 FINANCIAL RESULTS

The Company reported total revenue of $6.8 million for the fourth quarter of 2018 compared to revenue of $7.5 million in the fourth quarter of 2017, a decrease of $696 thousand or 9.3%, partially related to the impact on its clinical services business unit of the adoption of ASC 606 at the beginning of 2018.

Biopharma services revenue totaled $3.7 million in the fourth quarter of 2018, compared to $3.5 million during the fourth quarter of 2017. Revenue from biopharma projects are dependent on the timing, size and duration of contracts with pharmaceutical and biotech companies and clinical research organizations, and can fluctuate in comparable periods.

Clinical services revenue decreased by approximately $0.5 million in the fourth quarter of 2018 compared to the same period in 2017, from $1.9 million to $1.4 million. The decrease in revenue was primarily related to the adoption of ASC 606 beginning in 2018, resulting in implicit price concessions which lowers the overall average revenue per test. The Company’s discovery services contributed $1.7 million in revenue for the fourth quarter of 2018, a decrease of approximately $0.4 million compared to the fourth quarter of 2017, partially the result of the adoption of ASC 606 and the inherent variability in project start and end times at the individual contract level.

Gross profit margin increased to 39% or $2.7 million in the fourth quarter of 2018, compared to 30% or $2.3 million in the fourth quarter of 2017. The gross margin percentage improved as the result of reductions in head count and lab facility costs associated with the consolidation of the Los Angeles operations into the New Jersey and North Carolina labs, notwithstanding the reduction in clinical services and discovery business unit revenue in the comparable periods.

Total operating expenses for the fourth quarter of 2018 were approximately $6.5 million, a decrease of 45% compared to $11.8 million during the fourth quarter of 2017. The decrease in total operating expenses is primarily the result of the Company’s consolidation of its lab operations formerly in Los Angeles and further reductions in research and development and sales and marketing related expenses during the quarter.

Net loss was $3.8 million or $0.14 per share for the fourth quarter of 2018, compared to a net loss of $7.9 million or $0.35 per share for the fourth quarter of 2017.

FULL YEAR 2018 FINANCIAL RESULTS

Revenues for full year 2018 were $27.5 million as compared to $29.1 million for full year 2017, a 5.7% decrease. The Company reported gross margin for the twelve months ended December 31, 2018 of 31.8% compared to 37.9% in the same period last year, a decrease of 6.1 percentage points. Total operating expenses increased approximately $1.0 million to $30.7 million for full year 2018. The Company recorded a total of $2.6 million in bad debt expense in 2018 compared to bad debt expense of $5.3 million in 2017. Net loss was $20.4 million or $0.75 per share for 2018, compared to a net loss of $20.9 million or $1.01 per share for 2017.

Cash and cash equivalents totaled $0.2 million, net of $0.35 million in restricted cash, as of December 31, 2018.

ABOUT CANCER GENETICS

Cancer Genetics, Inc. is a leader in enabling precision medicine in oncology through the use of biomarkers and molecular testing. CGI is developing a global footprint with locations in the US and Australia. We have established strong clinical research collaborations with major cancer centers such as Memorial Sloan Kettering, Mayo Clinic, Keck School of Medicine at USC and the National Cancer Institute.

The Company offers a comprehensive range of laboratory services that provide critical genomic and biomarker information. Its state-of-the-art reference labs are CLIA-certified and CAP-accredited in the US and have licensure from several states including New York State.

For more information, please visit or follow CGI at:

Internet: www.cancergenetics.com

Twitter: @Cancer_Genetics

Facebook: www.facebook.com/CancerGenetics

Forward Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements pertaining to Cancer Genetics Inc.’s expectations regarding future financial and/or operating results and potential for our tests and services, and future revenues or growth in this press release constitute forward-looking statements.

Any statements that are not historical fact (including, but not limited to, statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, risks of cancellation of customer contracts or discontinuance of trials, risks that anticipated benefits from consolidation efforts and/or acquisitions will not be realized, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, uncertainties with respect to evaluating strategic options, maintenance of intellectual property rights and other risks discussed in the Cancer Genetics, Inc. Form 10-K for the year ended December 31, 2018, along with other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Cancer Genetics, Inc. disclaims any obligation to update these forward-looking statements.

INVESTOR CONTACT:

Lee Roth

The Ruth Group

Tel: 646-536-7012

Email: lroth@theruthgroup.com

Media:

Kirsten Thomas

The Ruth Group

Tel: 508-280-6592

Email: kthomas@theruthgroup.com

Cancer Genetics, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except par value)

	December 31,
	2018	2017
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$161	$9,541
Accounts receivable, net of allowance for doubtful accounts of 2018 $3,462; 2017 $6,539	7,038	10,958
Other current assets	2,148	2,707
Total current assets	9,347	23,206
FIXED ASSETS, net of accumulated depreciation	4,056	5,550
OTHER ASSETS
Restricted cash	350	350
Patents and other intangible assets, net of accumulated amortization	4,004	4,478
Investment in joint venture	92	246
Goodwill	17,257	17,992
Other	300	399
Total other assets	22,003	23,465
Total Assets	$35,406	$52,221
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$13,067	$8,715
Obligations under capital leases, current portion	330	272
Deferred revenue	2,173	516
Line of credit	2,621	4,137
Term note	6,000	6,000
Convertible note, net	2,481	-
Advance from NovellusDx, Ltd., net	535	-
Other derivatives	86	-
Total current liabilities	27,293	19,640
Obligations under capital leases	379	624
Deferred rent payable and other	305	360
Warrant liability	248	4,403
Deferred revenue, long-term	379	429
Total Liabilities	28,604	25,456
STOCKHOLDERS’ EQUITY
Preferred stock, authorized 9,764 shares $0.0001 par value, none issued	-	-
Common stock, authorized 100,000 shares, $0.0001 par value, 27,726 and 27,754 shares issued and outstanding as of December 31, 2018 and 2017, respectively	3	3
Additional paid-in capital	164,455	161,527
Accumulated other comprehensive income	60	69
Accumulated deficit	(157,716)	(134,834)
Total Stockholders’ Equity	6,802	26,765
Total Liabilities and Stockholders’ Equity	$35,406	$52,221

Cancer Genetics, Inc. and Subsidiaries

Consolidated Statements of Operations and Other Comprehensive Loss

(in thousands, except per share amounts)

	Years Ended December 31,
	2018	2017
Revenue	$27,470	$29,121
Cost of revenues	18,724	18,070
Gross profit	8,746	11,051
Operating expenses:
Research and development	2,488	4,789
General and administrative	19,184	19,894
Sales and marketing	5,268	4,990
Restructuring costs	2,320	-
Merger costs	1,464	-
Total operating expenses	30,724	29,673
Loss from operations	(21,978)	(18,622)
Other income (expense):
Interest expense	(2,120)	(2,128)
Interest income	21	63
Change in fair value of warrant liability	3,732	(1,964)
Change in fair value of other derivatives	(86)	-
Change in fair value of acquisition note payable	136	(42)
Other expense	(78)	(266)
Total other income (expense)	1,605	(4,337)
Loss before income taxes	(20,373)	(22,959)
Income tax (benefit)	-	(2,079)
Net (loss)	$(20,373)	$(20,880)
Basic and diluted net (loss) per share	$(0.75)	$(1.01)
Basic and diluted weighted average shares outstanding	27,291	20,663

Net (loss)	(20,373)	(20,880)
Unrealized gain (loss) on foreign currency translation	(9)	69
Total comprehensive (loss)	$(20,382)	$(20,811)